Exhibit 10.1
AGREEMENT FOR TERMINATION OF LEASE
AND VOLUNTARY SURRENDER OF PREMISES
This Agreement for Termination of Lease and Voluntary Surrender of Premises (this “Agreement”) is made and entered into as of May 2, 2023 (the “Effective Date”), by and between ARE-770/784/790 MEMORIAL DRIVE, LLC, a Delaware limited liability company (“Landlord”), and JOUNCE THERAPEUTICS, INC., a Delaware corporation (“Tenant”), with reference to the following:
RECITALS
A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of November 1, 2016 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of March 21, 2017 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases approximately 51,000 rentable square feet of space (the “Premises”), consisting of the entire building located at 780 Memorial Drive, Cambridge, Massachusetts (the “Building”), as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.     The term of the Lease is scheduled to expire on March 31, 2025.
C.    Tenant and Landlord desire, subject to the terms and conditions set forth below, to accelerate the expiration date of the term of the Lease.
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises made herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:
1.Termination Date. Landlord and Tenant agree, subject to the terms and conditions set forth herein, to accelerate the expiration date of the Term of the Lease from March 31, 2025, to 11:59 PM Eastern Time on May 31, 2023 (the “Termination Date”). Notwithstanding anything to the contrary contained in the Lease, Tenant shall have no further right to extend the Term of the Lease, and the Lease shall be terminated upon the Termination Date.
2.Contingent Termination Fee. Landlord and Tenant hereby agree that, as consideration for entering into this Agreement, Tenant shall pay to Landlord an amount equal to $5,250,000 (the “Contingent Termination Fee”). The Contingent Termination Fee shall be paid as follows:
a.Letter of Credit Draw. Landlord shall have the right to draw down the full amount of the letter of credit that Landlord is holding pursuant to Section 6 of the Original Lease in the amount of $1,269,560 (the “Letter of Credit”) and retain the funds on or after the Effective Date, and
b.Payment. Tenant shall deliver the remainder of the Contingent Termination Fee in cash in the amount of $3,980,440 to Landlord concurrent with Tenant’s delivery to Landlord of a copy of this Agreement signed by Tenant.
Tenant shall cooperate in all respects with Landlord to enable Landlord to draw the full amount of the Letter of Credit, including, without limitation, providing written authorization to the bank holding the Letter of Credit to process Landlord’s draw request. In furtherance thereof, the parties hereby agree that the following draw condition has been met and can be included in Landlord’s written draw request to the bank holding the Letter of Credit: “The beneficiary hereby certifies that beneficiary is due the amount requested in this draw request pursuant to the terms and conditions of the Lease.”

The entire Contingent Termination Fee is nonrefundable; provided that Landlord shall pay to Tenant $5,250,000 (the “Contingent Payment”) under the following scenario, and only under the following scenario: in the event that Landlord enters into one or more new lease agreements for all of the Premises (but not less than the entirety of the Premises) with a third party or parties (any such third party, a “New Tenant(s)”) pursuant to which the New Tenant(s) actually commences paying cash rent for all of the Premises (but not less than the entirety of the Premises) during the period from June 1, 2023 through July 1, 2023 (the “Contingency Period”), Landlord shall reimburse to Tenant the Contingent Payment as set forth in the table below:

Date in which Rent is First Collected    Amount Reimbursable to Tenant
7/1/2023 or earlier            $5,250,000
7/2/2023 or later            $0
As of July 2, 2023, there shall be no obligation to pay the Contingent Payment to Tenant. For the avoidance of doubt, Landlord shall be entitled to include free rent periods in new leases without the same constituting “rent” for purposes of this section or otherwise triggering an obligation to pay any refund to Tenant hereunder, and security deposits and advance rent paid during the Contingency Period shall not be considered “rent” for these purposes and shall not trigger any obligation to pay any refund to Tenant hereunder.
3.Base Rent and Operating Expenses. Tenant shall be responsible for the payment of all Base Rent, Operating Expenses and any other obligations due under the Lease through the Termination Date; provided, however, Landlord has agreed to abate Base Rent and Operating Expenses for the period of May 1, 2023, through May 31, 2023. Tenant shall not be required to pay Base Rent or Operating Expenses for any period following April 30, 2023, so long as Tenant surrenders the Premises in compliance with this Agreement and the Lease, and Tenant is not in default beyond applicable notice and cure periods hereof or under the Lease.
4.Termination and Surrender. Tenant shall voluntarily surrender the Premises as provided in this Agreement. Tenant agrees to cooperate reasonably with Landlord in all matters, as applicable, relating to surrendering the Premises in accordance with the surrender requirements set forth in the Lease (as amended by this Agreement) and in the condition required pursuant to the Lease. After the Termination Date, Tenant shall have no further rights of any kind with respect to the Premises. Notwithstanding the foregoing, as provided in Section 5 hereof, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Premises and termination of the Lease provided for herein.
5.No Further Obligations. Landlord and Tenant each agree that the other is excused as of the Termination Date from any further obligations under the Lease, excepting only such obligations under the Lease which are, by their terms, intended to survive termination of the Lease and except as provided for in this Agreement. Nothing contained herein shall limit Tenant’s obligations to surrender the Premises in the condition and in accordance with the requirements of the Lease including, without limitation, Section 28 of the Original Lease. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any Hazardous Materials or for violations of any governmental requirements or requirements of applicable law.
6.Transfer of Furniture, Fixtures and Equipment. Landlord and Tenant hereby agree that, as consideration for entering into this Agreement, Tenant shall transfer certain furniture, fixtures and equipment to Landlord pursuant to the Bill of Sale and Assignment attached hereto as Exhibit A.
7.No Assignment. Tenant represents and warrants that Tenant has not assigned, mortgaged, subleased, pledged, encumbered or otherwise transferred any interest in the Lease and that Tenant holds the interest in the Premises as set forth in the Lease as of the date of this Agreement.
8.No Modification. This Agreement may not be modified or terminated except in writing signed by all parties.
9.Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns.
10.Acknowledgment. Tenant acknowledges that it has read the provisions of this Agreement, understands them, and is bound by them. Time is of the essence in this Agreement.
11.Conflict of Laws; Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable and documented attorneys’ fees and costs paid by the other party. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

12.OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
13.Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
14.Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Agreement and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Agreement.
[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
TENANT:    JOUNCE THERAPEUTICS, INC.,
a Delaware corporation
By: /s/ Kim C. Drapkin
Name: Kim C. Drapkin
Its: kcd
X I hereby certify that the signature, name,
and title above are my signature, name and title
LANDLORD:    ARE-770/784/790 MEMORIAL DRIVE, LLC,
a Delaware limited liability company
By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member
By:    ARE-QRS CORP.,
a Maryland corporation,
general partner
By: /s/ Allison Grochola
Allison Grochola
Its: SVP – Real Estate Legal Affairs

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